Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (“Amendment”) to the Amended and Restated Employment Agreement dated as of May 6, 2009 (“Agreement”) by and between YOUNG INNOVATIONS, INC., a Missouri corporation, (“Employer”) and Daniel J. Tarullo, of Chicago, Illinois (“Employee”) is entered into as of May 12, 2011.  Capitalized terms herein have the meaning set forth in the Agreement.

The Employer and Employee intending to be legally bound, hereby agree to the amend the Agreement as follows pursuant to and in accordance with Section 10(f) of the Agreement:

1.	Section 7(b) is hereby amended by adding the following:

(iii)
“Competing Business” means any product, system, service, process or practice produced, provided, marketed or sold anywhere in the geographic area where Employer is then conducting any business by any person or entity other than Employer which resembles or competes directly or indirectly with any product, system, service, process or practice produced, provided, marketed, sold, or under development by Employer at any time during Employee’s employment.

(iv)
“Competing Organization” means any person or entity which is engaged in, or is planning to become engaged in research, development, production, manufacturing, marketing or selling of a Competing Business within the area in which Employer is then conducting any business or has affirmative plans to conduct business while these covenants are in effect.

2.	Section 7(g) is hereby deleted and replaced with the following and Sections 7(h) – (k) are relettered accordingly:

(g)
NON-COMPETITION. Employee agrees that during his employment and for a period of one (1) year after the termination of his employment for Cause or Voluntary Termination without Good Reason (provided that no Change In Control has occurred), he will not render services to, give advice to, become employed by or otherwise Affiliate with, directly or indirectly, any Competing Organization, nor will he (on behalf of himself or any other person or entity) engage directly or indirectly in any Competing Business, unless otherwise agreed to in writing by Employer.

(h)
NON-SOLICITATION. Employee agrees that during the term of his employment and for the one (1) year period following the termination, he will not directly or indirectly assist or encourage any person or entity in carrying out any activity that would be prohibited by the provisions of this Section 7 if such activity were carried out by Employee. Employee also specifically agrees that he will not directly or indirectly solicit any other employee to leave the employ of Employer or to carry out, directly or indirectly, any such activity; provided, however, that Employee shall not be in violation of this provision if an employee decides to join the new employer of Employee if Employee did not intentionally direct or solicit such employee to leave.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement as of the date first above written.

EMPLOYER
YOUNG INNOVATIONS, INC.

By: /s/ Arthur L. Herbst, Jr.

Its: President and Chief Financial Officer

EMPLOYEE

By: /s/ Daniel J. Tarullo
                               Daniel J. Tarullo